Exhibit 99.1

For Immediate Release
Investor Relations: Michael Barkin, (303) 404-1800, InvestorRelations@vailresorts.com
Media Relations: Kelly Ladyga, (303) 404-1862, kladyga@vailresorts.com

Vail Resorts Announces Chief Accounting Officer Mark Schoppet’s Planned Retirement
BROOMFIELD, Colo.-June 3, 2015-Today, Vail Resorts, Inc. (NYSE: MTN) announced the planned retirement of Mark Schoppet, senior vice president and controller and chief accounting officer, effective upon the hiring of his replacement and the completion of a transition period.
“Mark has had an outstanding career at Vail Resorts by spearheading the Company’s efforts to add rigor, sophistication and discipline to all of our accounting and control functions, as well as providing leadership in procurement, insurance, planning and overall strategy,” said Michael Barkin, chief financial officer for Vail Resorts. “I want to express my sincere appreciation for all of Mark’s lasting contributions and influence over the past decade and wish him nothing but the best in his retirement.”
Mark has been with the Company since 2004 and has been controller since 2005 and chief accounting officer since 2009. Prior to joining Vail, Mark had a 22-year career in public accounting, including as a partner for 10 years at Arthur Andersen, LLP. Following the appointment of his successor and a transition period, he plans to retire to the Vail area with his wife, Andrea.
About Vail Resorts, Inc. (NYSE: MTN)
Vail Resorts, Inc., through its subsidiaries, is the leading mountain resort operator in the United States. The Company's subsidiaries operate the mountain resorts of Vail, Beaver Creek, Breckenridge and Keystone in Colorado; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Park City and Canyons in Utah; Afton Alps in Minnesota and Mt. Brighton in Michigan; and the Grand Teton Lodge Company in Jackson Hole, Wyoming. The Company's subsidiary, RockResorts, a luxury resort hotel company, manages casually elegant properties. Vail Resorts Development Company is the real estate planning, development and construction subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.